Exhibit 10.9

Note: English translation of French language agreement

Settlement Agreement

BETWEEN THE UNDERSIGNED:

LTX-Credence France, a French limited liability company, having its registered head office located at 60 rue des Berges – 38000 Grenoble, registered in the Commercial and Trade Register (RCS) of Grenoble under the number 323.859.074, represented by Mr. Luis Mueller, CEO, having due authority in this respect,

(hereinafter the “Company”),

ON THE ONE HAND,

AND

Mr. Pascal RONDE, French citizen, residing _____________________________________________,

(hereinafter “Mr. RONDE”),

ON THE OTHER HAND,

(hereinafter together the “Parties”)

having stated the following:

I. Mr. RONDE has been hired by the Company as from 19 December 2011, and as amended on 26 April 2014, 2 October 2018 and 17 March 2020, under an indefinite-term employment contract in the capacity of Vice-President – Global Field Operations (hereinafter as the “Employment Contract”).

This position corresponded to a Management executive-level status.

Mr. RONDE’s employment relationship was governed by French law and the national-wide collective bargaining agreement for the Engineers and Executives of the Metal industry (hereinafter the “CBA”).

II. By hand-delivered letter against discharge, the Company convened Mr. RONDE to a meeting leading to a potential dismissal for personal reasons.

The pre-dismissal meeting took place on 19 October 2020.

Mr. RONDE was then notified of his dismissal by registered mail with acknowledgment of receipt dated 22 October 2020.

III. Following the receipt of his dismissal letter, Mr. RONDE challenged the grounds of his dismissal and the last conditions of execution of his work outlining the prejudices incurred to him therefrom.

The Company maintained its position in relation to the validity of the grounds used to sustain his dismissal and confirm having always complied with French law in the course of his employment with Mr. RONDE.

Therefore, and in order to avoid a litigation, the Parties through their respective lawyers have however continued their discussions, respectively through their lawyers, in order to find a possible amicable resolution of this potential litigation.

IV. The Parties have, through their respective lawyers, contacted each other and, following several discussions and mutual concessions, which resulted, in particular, in successive proposals, agreed to settle amicably and resolve the termination of Mr. RONDE’s Employment Contract.

THIS HAVING BEEN RECITED, IT HAS BEEN AGREED AS FOLLOWS:

Article 1

The purpose of this agreement is to permanently settle any claims on the execution and the termination of the Employment Contract of Mr. RONDE.

Article 2

2.1 Mr. RONDE was notified of his dismissal by a registered letter with acknowledgement of receipt, received on 22 October 2020. The termination of Mr. RONDE's employment contract is therefore final and the parties waive their right to dispute it.

2.2 As from the Termination Date as defined under Article 3.2 below, the Company will pay to Mr. RONDE for this balance of all accounts, a CBA dismissal indemnity calculated as per the rules set by the provisions of the collective bargaining agreement, i.e. a gross amount of EUR 160,332.

The payment of this sum will be made in the course of the payroll of November 2020 after deduction of social security charges and contributions at the rate provided by the applicable legal provisions.

2.3 On Termination Date, the Company will send to Mr. RONDE:

●   his work certificate (certificat de travail),

●   his statement addressed to the Pôle Emploi,

●   his settlement of account (solde de tout compte).

2.4 The Parties acknowledge that the Company has waived at the date of notification of the dismissal, all non-compete obligation and non-solicitation obligation. Therefore, no financial compensation is due in this respect to Mr. RONDE.

Article 3

3.1 As a concession, the Company agrees for Mr. RONDE to an accelerated vesting of his equity called Restricted Stock Units (“RSU”) and Performance Stock Units (“PSU”). The RSUs and PSUs are governed by the terms and conditions of the Cohu Group’s 2005 Equity Incentive Plan (the “Cohu Equity Plan”).

Therefore and as a settlement which is considered as lump sum, global, final, all matters aggregated, Mr. RONDE will be able to vest:

●   36,914 RSUs on 30 November 2020, and

●   27,027 PSUs on 28 February 2021 at the latest (the Parties agree that the actual number of PSUs to be vested and issued as shares is expressly contingent upon the actual achievement of the corporate total shareholder value metrics for fiscal years 2019 and 2020 as set forth in the Cohu Equity Plan and as such metrics are finally approved by the Cohu Group board of directors).

This grant made in 2 steps will be executed after withholding at source of any income tax at a rate of tax communicated by the French tax authorities and after deduction of the applicable social security charges and the CSG and CRDS payable by Mr. RONDE since the share plans are considered as non-qualified plans.

Upon effective execution of these grants, Mr. RONDE will give full release to the Company.

3.2 In addition, the notice of termination as provided by the CBA for a period of six (6) months, which was initially due to end on April 22, 2021, will be extended until March 31, 2022 (hereinafter the “Termination Date”), which Mr. RONDE hereby accepts.

From 22 October 2020 to 5 February 2021, Mr. RONDE will continue to work during his notice period on a full-time basis.

Then, from 6 February 2021 to 31 May 2021, Mr. RONDE will work on a one-week per month basis (i.e., 5 working days) since he will take his paid vacation for the remaining days during this period. His counter of accrued paid holidays will therefore be fully liquidated on the Termination Date.

From 1st June 2021 to 31st March 2022, he will perform his notice period on a part-time basis, i.e. approximately 20% of his working time. During this period, Mr. RONDE's duties and responsibilities will be reduced. The Company will solicit Mr. RONDE, at a minimum, who will respond to some solicitations by e-mail or telephone calls. He will consequently receive a notice period indemnity of a gross monthly amount of EUR 4,167. During this part-time period, Mr. RONDE will not be eligible for any automobile allowance, and any reimbursable business expenses must be approved in advance by the company.

During the entire period of this extended notice period, Mr. RONDE acknowledges that he is no longer eligible for the variable compensation plan, namely the fiscal year 2021 and 2022 “Management Incentive Plan”, nor any additional equity grants under the Cohu Equity Plan.

3.3 All the concessions are indissociable. If either Parties fails to one of his/its obligations as defined by this Article 3, the validity of this current Settlement Agreement may be challenged before the competent Labor Courts.

Article 4

Mr. RONDE hereby acknowledges that he does not have any corporate office or any other employment relationship created by law or in practice with any other entity of the Cohu Group.

Article 5

5.1 Subject to the payment of the sums due to him as per this settlement agreement and the full execution of this agreement by the Company, Mr. RONDE is acknowledging that he has received all sums that he could claim for the entire time he collaborates within the Company and the Cohu Group, and hereby undertakes expressly and irrevocably towards Company or any one of his legal representatives and all subsidiaries or branches of Cohu to waive all rights, actions, claims of any nature whatsoever and relating to:

●   the performance of the employment contract (notably on salaries, commissions, bonus (excluding the bonus calculated for FY 2020 payable in 2021 in case of achievement of results allowing its payment), exceptional premiums, overtime work and relating indemnities, compensatory rest days, compulsory counterpart in rest days, paid holidays, JRTT, profit-sharing (“intéressement or participation”) rest days, indemnities, damages covering all type of prejudice, notably relating to the security, working time, all elements of salaries and/or benefits, benefit in-kind, etc.); and

●   the termination of the employment contract (notably the dismissal indemnity, notice period indemnity, paid holidays indemnity, non-compete indemnity, non-poaching indemnity, damages relating to the reasons of the dismissal, to the dismissal procedure, individual training rights, supplemental retirement contributions or allowances, free grant of company's stocks and/or stock-options, damages for all type of prejudice, notably relating to the loss of chance, unemployment allowances, any retirement benefits, etc.).

Consequently, Mr. RONDE acknowledges that the terms of the amendment letter dated 2 October 2018 concerning the granting of a retention incentive have become null and void. No retention incentive is therefore due by the Company or the Cohu Group to him.

As such, Mr. RONDE hereby waives all legal actions against the Company or one of his legal representatives whoever he is, and against all subsidiaries or branches of Cohu whose cause, origin and subject would be related to the execution, the performance or the termination of the Employment Contract, and more generally related to the de jure or de facto relations that might have exist between the Parties.

Reciprocally, the LTX-Credence France Company and the Cohu Group renounce to all legal and/or judicial action on the execution and the termination of the employment contract.

The entire covenant of this clause is essential. Without the elaboration and the acceptance by both Parties of this covenant, this agreement would have not been accepted.

Article 6

The Parties hereby confirm having full understood and been informed about their rights and obligation as well as the social and tax treatment of the sums mentioned in this settlement agreement on top of their consequences on the unemployment allowances.

Mr. RONDE hereby declares that his consent is given freely and has benefitted, assisted by his lawyer, from the necessary time period to appreciate the consequences of the reciprocal concessions made by the Parties within the framework of his current settlement agreement.

Article 7

The Parties hereby agree that this current settlement agreement shall remain confidential and shall not be produced by any one of the Parties to a third party without the express approval of the other party except from the tax authorities, the social and Labour authorities (unemployment agency, social security authorities, etc.), any authorities of control, as required under United States Laws, including the United States Securities Exchange Commission or any national listing exchange, as well as the Company's auditors in the event of their request, and finally the Courts, for its proper execution.

Mr. RONDE hereby confirms that he has not as of today communicated to anyone any information relating to this current settlement agreement.

Article 8

The Parties expressly agree, without restriction or reservation, that this settlement agreement is concluded pursuant to the provisions of Articles 2044 et seq. of the French Civil Code to end the above mentioned dispute.

Pursuant to Article 2052 of that same Code, this Agreement forbids any introduction or litigation claim by the parties having the same purpose that is settled.

Article 9

The Parties hereby irrevocably waive their rights to make all action, statements, affidavit or testimony that would jeopardize the reputation or the interests of the other party or to anyone of the subsidiaries or branches of Cohu or anyone of its legal representatives whoever he/she is.

The Parties thus undertakes to avoid all behavior, statement, writs and more generally all actions of any nature whatsoever that might jeopardize to the image, the reputation or the interest of the Company.

Regarding the internal and the external communication on Mr. RONDE’s departure, the Company will share a draft communication to Mr. RONDE for his opinion.

Mr. RONDE hereby undertakes in particularly to avoid all intervention within any litigation whatsoever, that exist or will exist, between the Company and its employees, currently present or in the future, or any other person.

Mr. RONDE undertakes, for a period of twelve (12) months as from the Termination Date:

(a)   not to propose to any person who was, at the time of his actual departure or during the twelve (12) months preceding his departure, an employee, a consultant or an officer of the Company, or to attempt by any means, directly or indirectly, to persuade or incite this person to accept another employment or to leave the Company; and

(b)   not to hire any person who was an employee, a consultant or an officer of the Company, at the time of his actual departure or during the twelve (12) months preceding this departure, or to have him hired by a third party with whom the Employee has business relations.

Nothing herein shall impair Mr. RONDE’s covenants and obligations set forth in his Employment Contract as per his post-contractual non-disclosure and intellectual property rights previously executed by him. Mr. RONDE shall otherwise abide by all obligations relating to protection and non-disclosure of Company’s trade secrets and/or confidential and proprietary documents and information. Mr. RONDE also affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and his Employment Contract with the Company and/or French law.

Mr. RONDE hereby undertakes not to provide, in any manner whatsoever, directly or indirectly, to any person, firm, association or company, any confidential business information regarding in particular the Company’s (or any companies of the Cohu Group's) activities, products, research and technological development, IP rights, clients or staff, without the prior written authorization of a legal representative of the Company.

Article 10

The Parties undertake to perform this settlement in good faith and without any reservation and agree that the one who is not fulfilling its obligation shall be liable to the payment of damages under the terms and conditions of French law.

Executed in Paris, in two (2) original copies,

On 27 October 2020

* read and approved, good for transaction and waiver of all proceedings and actions

/s/ Luis Mueller

__________________________

LTX-Credence France*

Luis Mueller

Président

* read and approved, good for transaction and waiver of all proceedings and actions

/s/ Pascal Rondé

_________________________

Pascal RONDE*